Exhibit 99

Tennant Company Appoints New Board Member

Mark W. Sheahan, President and Chief Executive Officer of Graco Inc.,

Joins Tennant Company Board of Directors

MINNEAPOLIS, MN (May 15, 2024)—Tennant Company (NYSE: TNC), a world leader in the design, manufacture and marketing of solutions to reinvent how the world cleans, today announced the appointment of Mark W. Sheahan, President and Chief Executive Officer of Graco Inc. (NYSE: GGG), to the Tennant Company Board of Directors, effective May 15, 2024.

Mr. Sheahan is the CEO of Graco Inc., a global manufacturer of products and solutions for the management of fluids and coatings. With nearly three decades of experience leading high-performing organizations and serving on boards, he has expertise in global manufacturing, strategic growth initiatives, technology-driven product development, and financial strategy.

“We welcome Mark to the Tennant Company Board of Directors and look forward to engaging with him as we continue to deploy Tennant’s enterprise growth strategy,” said Dave Huml, Tennant Company President and CEO. “His deep financial expertise and enterprise leadership experience, coupled with his background in global manufacturing operations, strategic acquisitions, innovation programs, and leading high-performing teams, will position Mark to contribute significantly to Tennant’s long-term success. Mark’s history of building customer-centric processes, driving operational excellence, and launching innovative solutions will be a great fit for Tennant’s pursuit of growth and value creation.”

Prior to becoming CEO at Graco Inc., Mr. Sheahan held a variety of senior leadership positions there, including Chief Financial Officer and Treasurer, President and General Manager of the Applied Fluid Technologies Division, and Chief Administrative Officer. He serves on the boards of Fernweh Group, the Manufacturers Alliance for Productivity and Innovation, and the Minnesota Business Partnership.

Mr. Sheahan joins eight other Directors, including Azita Arvani, Carol S. Eicher, Maria C. Green, David W. Huml, Andrew P. Hider, Timothy R. Morse, Donal L. Mulligan, and David Windley.

About Tennant

Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.24 billion in 2023 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

INVESTOR RELATIONS CONTACT:

Lorenzo Bassi

Vice President, Finance and Investor Relations

investors@tennantco.com

763-540-1242

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